Exhibit 99.1

Contact:

Paul D. Baker

Comverse Technology, Inc.

paul.baker@cmvt.com

(212) 739-1060

Comverse Technology Announces CEO Transition

NEW YORK, February 28, 2011 — Comverse Technology, Inc. (CMVT.PK) today announced that Charles Burdick, the company’s current non-executive Chairman of the Board, has been appointed Chief Executive Officer, replacing Andre Dahan, who will be resigning as President and Chief Executive Officer and as a director effective March 4, 2011. Mr. Dahan will remain with the company for a period of 90 days as a consultant with such duties as agreed with the Chairman and CEO.

Mr. Burdick will continue as Chairman of the Board and Augustus K. Oliver, an independent member of the Board, has been appointed as lead director.

“The Comverse Board appreciates Andre’s leadership under extenuating circumstances and feels it is important to transition the leadership to meet the challenges and opportunities to come,” said Mr. Burdick. “Andre’s dedication and focus on both the business and the restatement challenges has been unparalleled and we thank him immensely. As CEO, my priorities will be to meet the needs of our customers and enhance shareholder value. I am excited about the next phase of the company’s development and, together with the executive management team, look forward to focusing Comverse on leadership in the exciting world of BSS and value-added services while leveraging the growth in mobile data.”

“With the recent filing of our 2009 financial results and having addressed our near term liquidity needs, it is the right time to step aside and allow for new leadership to take the Company to its next step,” stated Mr. Dahan. “I will be spending the next several months assisting in the transition. We have taken many steps to reduce our cost base and reposition the company and I am confident that we have the right team, market leadership, and product positioning to ensure Comverse’s success going forward.”

About Comverse Technology, Inc.

Comverse Technology, Inc., through its wholly-owned subsidiary Comverse, is the world’s leading provider of software and systems enabling converged billing and active customer management and value-added voice, messaging and mobile Internet services. Comverse’s extensive customer base spans more than 125 countries and covers over 450 communication service providers serving more than two billion subscribers. Comverse Technology also holds majority ownership positions in Verint Systems Inc. (NASDAQ: VRNT) and privately-held Starhome.

Statements included or incorporated by reference in this press release may contain “forward-looking statements.” There can be no assurance that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include the risks described in the section entitled “Forward-Looking Statements” Item 1A, “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed with the SEC on January 25, 2011 or in subsequently filed periodic, current or other reports. The company undertakes no commitment to update or revise forward-looking statements except as required by law.

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